EXHIBIT 15.2
March 30, 2011
The Board of Directors of
Randgold Resources Limited (the “Company”)

Re:	Consent
Gentlemen:
SRK Consulting (Australasia) Pty Ltd (“SRK”) hereby consents to the reference to SRK and its representative in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010 (the “Annual Report’) to which this consent is an exhibit, to any reference to SRK under the heading “Experts” in any registration statement into which the Annual Report is incorporated by reference, and to the citation and/or summarization of the reserve statement in the Annual Report as determined by SRK for the Kibali project.
Dated this 30th day of March, 2011.
SRK Consulting

By:	/s/ Paul William Kerr

Name:	Paul William Kerr
Title:	Principal Consultant